Exhibit 10.1

ZOLL INVESTOR CONTACT:	A. Ernest Whiton Chief Financial Officer +1 (978) 421-9655

ZOLL MEDIA CONTACT:	Robert Minicucci Corporate Communications Manager
FOR IMMEDIATE RELEASE	+1 (978) 421-9832 rminicucci@zoll.com

ZOLL EXERCISING OPTION TO ACQUIRE REVIVANT CORPORATION

Opens a Significant New Era in the Treatment of Sudden Cardiac Arrest Patients

Tuesday, October 5, 2004—CHELMSFORD, MASS.—ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that it is exercising its option to acquire Revivant Corporation of Sunnyvale, California, the manufacturer of the AutoPulse™ Non-invasive Cardiac Support Pump. The AutoPulse is an FDA-approved device that offers the potential of restoring near-normal blood flow levels in victims of Sudden Cardiac Arrest (SCA). Many clinicians who have used the AutoPulse call it the single most important development in the treatment of SCA in the past 30 years.

ZOLL anticipates that it will complete the acquisition of Revivant in accordance with the Merger Agreement. Once completed, Revivant will become a subsidiary of ZOLL and retain its manufacturing and R&D functions in Sunnyvale. ZOLL will consolidate marketing and sales operations at its headquarters in Chelmsford, Massachusetts and ZOLL will retain the AutoPulse product name for marketing purposes.

This option was part of an agreement announced in August 2003, through which ZOLL invested $7 million in Revivant preferred stock and provided $5 million of debt financing. ZOLL received a 15% stake in Revivant and the option to acquire their remaining outstanding shares.

Upon completion of the acquisition, ZOLL will pay an additional $15 million as the initial merger payment. ZOLL will also make clinical milestone payments, targeted at $15 million, tied to the completion of certain clinical trials with the AutoPulse through 2006. ZOLL will make additional payments for the years 2005 through 2007 based on the growth of AutoPulse sales. In general, all payments will be a combination of cash and ZOLL common stock.

Commenting on the transaction, Richard A. Packer, President and Chief Executive Officer of ZOLL, said, “We believe the AutoPulse will cause a major sea change in how resuscitation is performed, and is the most important advance since the introduction of external defibrillation. This acquisition presents an exciting opportunity to expand our presence in the resuscitation market and positions us well for additional growth. We feel there is potential for incremental revenue of $13 to $15 million during the ramp-up phase in fiscal 2005, potential for $30 million or more in fiscal 2006, with even greater promise for fiscal 2007 and beyond. The AutoPulse offers the potential of significant incremental growth in the coming years. We believe that the market for this product eventually has the potential to be equivalent to the worldwide professional defibrillator market, which is estimated at $650 million.”

ZOLL Exercises Option to Acquire Revivant Corporation, Makers of the AutoPulse System... 2

In only its first year of commercial availability, more than 80 customers have already purchased the AutoPulse and have been actively using it as part of their resuscitation protocol. It is a technology that significantly advances the way resuscitation is performed in pre-hospital and hospital settings. “I’ve been a paramedic for more than 20 years, and I’ve never seen a device that does what the AutoPulse does,” said Mike Poniatowski, Director of Operations for EVAC Ambulance Service in Daytona Beach, Florida. “Everything we do right now is based on our two hands and manual CPR. But with circulatory rates and the perfusion that the AutoPulse delivers, we will change everything we do when treating cardiac arrest patients. We will rewrite the book on resuscitation.”

The automated, portable AutoPulse is a battery-operated electromechanical platform with a disposable band that fastens across a victim’s chest. The AutoPulse compresses the entire chest in a consistent, optimal “hands-free” manner, moving much more blood than manual chest compressions. Additionally, it offers the benefit of freeing up rescuers to focus on other life-saving interventions.

The effectiveness of the AutoPulse is evidenced by the results of three significant research studies that have been published in major peer-reviewed journals:

•	An animal hemodynamics study conducted by Halperin et al. at Johns Hopkins University demonstrated that the AutoPulse generated pre-arrest levels of blood flow to the heart and brain.

•	A human hemodynamics study completed by Timmerman et al. showed that the AutoPulse generated 33% greater coronary perfusion pressure (CPP) than manual CPR conducted by medical residents. The American Heart Association has called CPP an important measurement of blood flow to the heart.

•	An animal survival study conducted at Stanford University by Ikeno et al. resulted in 73% of subjects supported with the AutoPulse returning to normal blood flow and surviving, with 88% of the survivors determined to be neurologically normal. None of the subjects supported with conventional CPR survived.

Mr. Packer concluded, “Our vision of advancing resuscitation is coming together. We are excited about our future growth prospects, not only in the defibrillator business, but also with emerging technologies, such as the AutoPulse. We believe that ZOLL has built the sales and distribution strength to create tremendous leverage over the long term as we continue to broaden our product portfolio. In addition to expanding our product line, ZOLL believes that the integration of these technologies over time will bring new levels of efficiency and efficacy to resuscitation efforts worldwide.”

About ZOLL Medical Corporation

ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL’s M Series™ and AED Plus™, and LIFECOR, Inc.’s LifeVest™ and Life-Padz™ WCD 3000S Wearable Defibrillators), circulatory assist devices (the AutoPulse™ and Advanced Circulatory Systems, Inc.’s ResQPOD® Circulatory Enhancer); and a fluid resuscitation product called the Power Infuser™, manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat Sudden Cardiac Arrest and trauma victims.

ZOLL Exercises Option to Acquire Revivant Corporation, Makers of the AutoPulse System... 3

Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world’s major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of ZOLL’s business, potential sales levels and overall market for the AutoPulse, its ability to differentiate its products from others on the market, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the prompt market acceptance of the AutoPulse, successful completion of the clinical trials regarding the AutoPulse, the ability of the ZOLL sales force to market successfully multiple resuscitation products, entrance of a competitive product, and those factors discussed in the section entitled “Risk Factors” in ZOLL’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2004.

# # #

Copyright © 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, AutoPulse, Life-Padz, M Series, Power Infuser, and RescueNet are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of LIFECOR, Inc. The ResQPOD is a registered trademark of Advanced Circulatory Systems, Inc. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.

EDITOR’S NOTE: Revivant’s web site is www.revivant.com.